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                                  EXHIBIT 99.1

            LIGHTBRIDGE ANNOUNCES REORGANIZATION TO LOWER FIXED COSTS

 Company expects $7.0-$8.0 million in annual pre-tax cost savings, exclusive of investments

                   President and COO announces July departure

BURLINGTON, MA - JUNE 18, 2003 -- Lightbridge, Inc. (Nasdaq: LTBG), a global enabler of mobile and online business solutions, today announced a reorganization of its business to more efficiently meet client needs and to respond to current economic conditions. The Company also announced that Christine Cournoyer, President and Chief Operating Officer, will leave the Company in July and Chief Executive Officer, Pamela D.A. Reeve, will assume her duties.

For the second quarter of 2003, the Company expects to record a restructuring charge of approximately $700,000, in addition to the restructuring charge of approximately $1.0 million announced earlier in the year for the facilities consolidation in Broomfield, Colorado. The Company also expects related and additional restructuring charges of approximately $3.6 million in the third quarter and $200,000 in the fourth quarter of 2003. When fully implemented, today's action is expected to produce $7.0 to $8.0 million in annual pre-tax cost savings, exclusive of new investments.

Components of the reorganization include the closing of the Company's Irvine, California facility, the transfer of key employment positions to its Broomfield, Colorado facility, a headcount reduction of an estimated 70 positions, and future headcount additions in strategic business areas.

Pamela D. A. Reeve, Chief Executive Officer commented, "While the Company enjoys a very strong balance sheet, we continually review the performance of our business segments, facilities, products and vendor relationships. Today's action will reduce our fixed costs and, more importantly, will improve our efficiency in developing and supporting products and services. I am grateful to all the talented individuals who are adversely affected by today's action for their contributions to the Company."

Ms. Reeve concluded, "I want to thank our president and chief operating officer, Christine Cournoyer, who has done an excellent job of helping us make the appropriate investments in staffing, internal systems and client management. I wish her well with her new endeavors."

SECOND QUARTER 2003 REVENUE GUIDANCE REAFFIRMED

The Company also reaffirmed its revenue guidance of $27.0 to $29.0 million for the second quarter of 2003. At the same time, the Company reported it expects a second quarter loss of $0.04 to $0.07 per share, after giving effect to the restructuring charges. Lightbridge has scheduled its second quarter 2003 financial results press release and conference call for Wednesday, July 23, 2003. Please visit the Event Calendar section of www.lightbridge.com for additional details.

About Lightbridge, Inc.

Lightbridge is a global enabler of mobile and online business solutions, offering software and services designed to maximize the lifetime value of customers, minimize risk, and drive profitability. Lightbridge real-time applications qualify customers, assess credit, screen for fraud, authenticate customers, monitor transaction behavior and limit identity theft.
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Since 1989, Lightbridge has helped wireless carriers reduce the risks associated with `faceless transactions.' Today's Lightbridge is applying that carrier-grade reliability and scalability to global e-businesses to minimize customer risk with effective, efficient automated processes. Our combined solutions and services are designed to create a trusted environment for customers, while safeguarding business information and transactions. Businesses supported by Lightbridge can have the competitive edge to transform prospects into profitable lifetime customers, whether transactions are completed on wired, wireless, or Internet devices. Visit us at http://www.lightbridge.com or call 800-LIGHTBR.

Contacts:

         Glen Zimmerman                            Susan Griffin
         Media Relations                           Investor Relations
         Lightbridge, Inc.                         Lightbridge, Inc.
         781/359-4705                              781/359-4854
         gzimmerman@lightbridge.com                sgriffin@lightbridge.com

LIGHTBRIDGE and the Lightbridge logo are registered trademarks of Lightbridge, Inc. All other trademarks or registered trademarks are the properties of their respective owners.

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Forward-looking Statements

Certain statements in this news release that are not statements of historical facts may constitute forward-looking statements, including, without limitation, those relating to the impact of restructurings on the Company's business and operations, and financial results, the Company's financial guidance for the quarter and the Company's business objectives. Actual results may vary materially from those contained in forward- looking statements based on a number of factors including, without limitation, (i) dependence on a limited number of clients, (ii) the Company's revenue concentration in the wireless telecommunications business and the declining subscriber growth rate in that business, (iii) the adverse impact that the financial and operating difficulties of the Company's clients may have on the Company's future revenues, and financial and operating results, (iv) continuing rapid change in the telecommunications industry and other markets in which the Company does business that may affect both the Company and its clients, (v) current and future economic conditions generally and particularly in the telecommunications industry including, without limitation, decreases or delays in capital spending by carriers and global economic recession, (vi) the Company's ability to execute on its objectives, plans or strategies including, without limitation its plans to manage costs, increase penetration in the wireless markets and expand into online markets, (vii) economic and political instability in the domestic and international markets including, without limitation, the impact of terrorist threats and hostilities and the declaration of war or similar actions, (viii) the impact of restructuring and other charges on the Company's business and operations, and (ix) the factors disclosed in the Company's filings with the U.S. Securities and Exchange Commission including, without limitation, its 2002 Annual Report on Form 10-K. The Company undertakes no obligation to update any forward-looking statements.